Exhibit 3.3

Boeckling, L.P.

Agreement of Limited Partnership

Organized Under the Ohio Revised

Uniform Limited Partnership Act

Table of Contents

ARTICLE I
NAME; TERM; PLACE OF BUSINESS; DEFINITIONS		1
1.1	Name	1
1.2	Effective Date; Term	1
1.3	Office; Place of Business; Agent	1
1.4	Definitions	1

ARTICLE II
CHARACTER OF BUSINESS		1
2.1	Character of the Business	1

ARTICLE III
GENERAL PARTNERS; RIGHTS AND POWERS OF GENERAL PARTNER		2
3.1	General Partners	2
3.2	Rights and Powers	2
3.3	Duties of General Partner; Not Required to Devote Full Time	4
3.4	Limitations on Actions of General Partner	5
3.5	Exculpation of General Partner; Indemnity	6
3.6	Reliance of Third Parties on Authority of General Partner	7
3.7	Tax Elections; Tax Matters Partner	7
3.8	General Partner May Compete	7
3.9	Compensation of General Partner or Affiliate; Reimbursement of Expenses	8

ARTICLE IV
LIMITED PARTNERS; RIGHTS OF AND LIMITATIONS ON LIMITED PARTNERS		8
4.1	Limited Partners	8
4.2	Additional Limited Partners	8
4.3	Limited Partners May Compete	8
4.4	Limitations on Limited Partners	9
4.5	Actions Requiring Approval of Limited Partners	9

ARTICLE V
PARTNERSHIP CAPITAL; ADVANCES BY PARTNERS		9
5.1	Capital Contributions	9
5.2	Additional Capital	10
5.3	No Return of Contributions; Loans	10

ARTICLE VI
FISCAL YEAR; ACCOUNTING; ALLOCATION OF PROFITS AND LOSSES; DISTRIBUTIONS		11
6.1	Fiscal Year	11
6.2	Method of Accounting	11
6.3	Maintenance of Capital Accounts	11
6.4	Allocation of Profits and Losses	11

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6.5	Distribution of Net Cash Flow	13
6.6	Definition of Net Cash Flow	13
6.7	Liability of Limited Partner for Return of Distribution	13

ARTICLE VII
TRANSFER OF PARTNERSHIP INTERESTS		13
7.1	No Transfer of Partnership Interest	13
7.2	Compliance with Securities Act of 1933	13
7.3	Sale of Interest to Other Partners	14
7.4	Transfer Permitted If General Partner Approves	14
7.5	Admission of Transferee as Substituted Limited Partners	14
7.6	Allocations and Distributions with Respect to Transferred Partnership Interests	14
7.7	Withdrawal of Limited Partner	15

ARTICLE VIII
WITHDRAWAL, DEATH, INCOMPETENCY OR DISSOLUTION OF A GENERAL PARTNER		15
8.1	Withdrawal of General Partner	15
8.2	Death, Bankruptcy, Liquidation, Etc. of a General Partner	15
8.3	Continuation of Partnership by Limited Partners; Designation of New General Partner	15
8.4	Continuation of Partnership by General Partners	16
8.5	Death or Bankruptcy of Limited Partner	16

ARTICLE IX
TERMINATION, DISSOLUTION AND LIQUIDATION OF THE PARTNERSHIP		16
9.1	Events of Dissolution	16
9.2	Liquidation	16
9.3	Election of Liquidating Trustee	17
9.4	Statements	17

ARTICLE X
AMENDMENT OF THE AGREEMENT		18
10.1	Amendments by General Partner	18
10.2	Other Amendments	18

ARTICLE XI
POWER OF ATTORNEY		18
11.1	Appointment of General Partner as Attorney	18
11.2	Power of Attorney Irrevocable	19
11.3	Survival of Power of Attorney on Transfer	19

ARTICLE XII
DEFINITIONS, TAX PROVISIONS		20
12.1	Definitions	20
12.2	Tax Provisions	21

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ARTICLE XIII
MISCELLANEOUS		26
13.1	Notices	26
13.2	No Partition of Partnership Property	26
13.3	Governing Law	26
13.4	Counterparts	26
13.5	Gender; Captions	27
13.6	Entire Agreement	27
13.7	Provisions Severable	27
13.8	Binding Agreement	27

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Agreement of Limited Partnership

This Agreement of Limited Partnership (the “Agreement”) evidences the mutual agreement of the parties hereinafter named (collectively, the “Partners”) in consideration of their contributions and promises each to the others, for the purpose of forming a limited partnership pursuant to the Ohio Revised Uniform Limited Partnership Act, Chapter 1782 of the Ohio Revised Code, as the same may be amended from time to time (the “Act”).

ARTICLE I

NAME; TERM; PLACE OF BUSINESS; DEFINITIONS

1.1      Name.  The name of the limited partnership formed hereunder (the “Partnership”) is the name stated on the cover page of this Agreement. The General Partner may change the name of the Partnership at any time and from time to time and may also operate the business at the same time under one or more fictitious names.

1.2      Effective Date; Term.  This Agreement shall become effective on the date that an executed copy of the certificate of limited partnership required by §1782.08 of the Act (“Certificate”) shall have been filed in the office of the secretary of state of Ohio, or on any later date specified in the Certificate, and shall continue until December 31 of the year which is 30 years following the year in which the effective date occurs, unless earlier terminated pursuant to the provisions of this Agreement.

1.3      Office; Place of Business; Agent.  The location of the principal office of the Partnership referred to in §1782.05(A) of the Act (“Office”) shall be as indicated on Schedule A attached hereto, which Office may but need not be located in Ohio. The General Partner may change the location of the Office, establish additional offices or places of business of the Partnership or enter into such contracts or hire such agents in such other locations, inside and outside of the State of Ohio, as it deems necessary or desirable in the conduct of the business of the Partnership. The agent of the Partnership for service of process, required by §1782.04 of the Act, shall be as indicated on Schedule A.

1.4      Definitions.  Capitalized terms used in this Agreement shall have the meanings as defined throughout the text of this Agreement. A list of such definitions is contained in section 12.1.

ARTICLE II

CHARACTER OF BUSINESS

2.1      Character of the Business.  The general character of the business of the Partnership is to acquire, own, lease, hold and sell the real property and all appurtances thereto as described on Exhibit A hereto (“Property”). The Partnership shall not engage in any other business or activity.

ARTICLE III

GENERAL PARTNERS; RIGHTS AND POWERS OF GENERAL PARTNER

3.1      General Partners.  The General Partners (“General Partner”) of the Partnership shall be those Partners identified as such on Schedule A, as such Schedule shall be amended from time to time. The General Partners shall have full, exclusive and complete authority and control in the management of the Partnership business with all rights and powers generally conferred by law or necessary or advisable and consistent therewith and with the provisions of this Agreement. If there is more than one General Partner, no General Partner shall take any action on behalf of the Partnership unless such action has been approved by General Partners holding a majority of the total Units allocated to all the General Partners. Notwithstanding the preceding sentence, if one of the General Partners has been designated on Schedule A as the Managing General Partner (“Managing General Partner”), such Managing General Partner may act on behalf of the Partnership as if it were the sole General Partner. References in this Agreement to the rights, powers, actions and duties of the General Partner shall mean the rights, powers, actions and duties of a sole General Partner, of any one of multiple General Partners acting pursuant to approval as required by the second preceding sentence, or of a Managing General Partner, unless from the context it is clear that the reference encompasses all General Partners. The names and addresses of the General Partners, the amount of their contribution to the capital of the Partnership, the number of Units credited to each General Partner and their Percentage of Partnership Interest are set forth in Schedule A.

3.2      Rights and Powers.  Subject to the limitations, if any, contained in section 2.4, the rights and powers of the General Partner, by way of illustration but not by way of limitation, shall include the right and power to:

(a)      acquire property (including the Property) on such terms as it deems reasonable, including borrowing any amounts necessary to effectuate the purchase;

(b)      take any and all actions with respect to the acquisition, management or disposition of Partnership properties, including, without limitation, selling and otherwise disposing of assets of the Partnership, borrowing of funds, and negotiation and execution of contracts, deeds, pledges, bonds, guarantees, notes, and mortgages;

(c)      execute any and all other instruments and perform any acts determined to be necessary or advisable to carry out the intentions and purposes of the Partnership;

(d)      borrow money on such terms as it may determine from banks, other lending institutions, and other lenders, including any Partner or Affiliate of a Partner for any Partnership purpose, and to pledge or mortgage Partnership assets to secure repayment of the borrowed sums, and to execute in connection therewith any notes, security agreements, mortgages, pledges, deeds of trust or other loan documents required by any lender in connection therewith;

(e)      invest Partnership funds in bank savings accounts, savings and loan associations, commercial paper, government securities, certificates of deposit, bankers’ acceptances and other interest-bearing obligations, and deposit, withdraw, pay, retain and distribute Partnership funds in any manner consistent with the provisions of this Agreement;

(f)      admit additional Limited Partners and substitute Limited Partners;

(g)      perform any and all acts necessary to pay any and all organizational expense incurred in the creation of the Partnership and in raising additional capital, including without limitation broker’s commissions, legal and accounting fees (it being understood that all expenses incurred in the creation of the Partnership and the commencement of the Partnership business shall be borne by the Partnership); and compromise, arbitrate or otherwise settle or adjust claims in favor of or against the Partnership and commence or defend litigation with respect to the Partnership or any assets of the Partnership as deemed advisable, all or any of the above matters being at the expense of the Partnership, and execute, acknowledge and deliver any and all instruments to effect any and all of the foregoing;

(h)      purchase goods or services, including management and leasing from any corporation or other form of business enterprise whether or not such corporation or business enterprise is owned or controlled, or affiliated with any Partner, or corporations or business enterprises in which any Partner may have an interest as a shareholder, officer, director, partner or proprietor, and any profits or income earned by such corporation or business enterprise as the result of such transaction shall belong to it and not to the Partnership;

(i)      establish Partnership offices at such places as may be appropriate, hire Partnership employees, obtain the services of independent contractors and consultants, engage counsel, and otherwise arrange for the facilities and personnel necessary to carry out the purposes and business of the Partnership, the cost and expense thereof and incidental thereto to be borne by the Partnership;

(j)      arrange for a facsimile signature for itself for the purpose of executing such checks or other writings or legal instruments as may be necessary or desirable in the Partnership business; and

(k)      maintain any insurance coverage deemed necessary or appropriate by the General Partner, in such amounts and of such types as shall be determined by the General Partner, including without limitation public liability insurance coverage and insurance covering the indemnification by the Partnership provided in section 3.5.

3.3      Duties of General Partner; Not Required to Devote Full Time.  The General Partner shall manage or cause to be managed the affairs of the Partnership in a prudent and businesslike manner and shall devote such time to the Partnership affairs as it shall in its discretion exercised in good faith determine is reasonably necessary for the conduct of such affairs; provided, however, that it is expressly understood and agreed that the General Partner shall not be required to devote its entire time or attention to the business of the Partnership. In carrying out its obligations, the General Partner shall:

(a)      Obtain and maintain such public liability, hazard and other insurance as may be deemed necessary or appropriate by the General Partner;

(b)      Deposit all funds of the Partnership in one or more separate bank accounts with such banks or trust companies as the General Partner may designate (withdrawals from such bank accounts to be made upon such signature or signatures as the General Partner may designate);

(c)      Maintain at the Office of the Partnership (and provide copies to the agent referred to in section 1.3 if the Office is not located in Ohio) all of the following:

(i)	a current list of the full name and last known business or residence address of each Partner, separately listing and identifying the General Partner, set forth in alphabetical order;

(ii)	a copy of the Certificate and all certificates of amendment to it, together with executed copies of any powers of attorney pursuant to which any certificate has been executed;

(iii)	copies of the Partnership’s federal, state and local income tax returns and reports for the three most recent years; and

(iv)	copies of this Agreement and of any financial statements of the Partnership for the three most recent years.

The records listed in this subsection shall be subject to inspection and copying at the reasonable request and expense of any Partner (or his duly authorized representative) during ordinary business hours;

(d)      Maintain at the Office of the Partnership complete and accurate records of all properties owned or leased by the Partnership and complete and accurate books of account (containing such information as shall be necessary to compute allocations and distributions), and make such records and books of account available for inspection and copying at the reasonable request and expense of any Partner (or his duly authorized representative) during ordinary business hours;

(e)      Cause to be prepared and distributed to all Partners within 90 days after the end of the Partnership’s fiscal year:

(i)	A statement of cash receipts and disbursements;

(ii)	A statement of income for such year;

(iii)	A balance sheet as of year end; and

(iv)	A statement showing all information required by the Partners for preparation of their income tax returns;

(f)      Cause to be filed the Certificate and such other certificates and do such other acts as may be required by law to qualify and maintain the Partnership as a limited partnership under the Act; and

(g)      Cause Schedule A to be amended from time to time as required by this Agreement, and upon each such amendment designate at the top of such Schedule that it is an “Amended Schedule A” and indicate immediately under such designation the effective date of such amendment.

3.4      Limitations on Actions of General Partner.  Notwithstanding the general authority conferred on the General Partner pursuant to sections 3.1 and 3.2, the General Partner’s authority shall be limited as follows:

(a)      Those actions requiring the vote of all or some of the Limited Partners pursuant to section 4.5 shall be taken by the General Partner only as authorized by that section;

(b)      If there is more than one General Partner (even if one of such is designated as a Managing General Partner), the General Partner shall take the following actions only upon the approval of the General Partners owning 100 percent of the total Units allocated to all the General Partners:

(i)	sell, transfer, exchange or otherwise dispose of all or substantially all of the Partnership’s properties; and

(ii)	borrow on behalf of the Partnership total indebtedness (whether secured by Partnership properties or otherwise) in excess of $ . [If left blank, this paragraph is not operative.]

(c)      If there is more than one General Partner (even if one of such is designated as a Managing General Partner), the General Partner shall take the following actions only upon the approval of the General Partners owning at least 66-2/3 percent of the total Units allocated to all the General Partners:

(i)	[If not completed, this subsection is not operative.]

3.5      Exculpation of General Partner; Indemnity.  In carrying out its duties hereunder, the General Partner shall not be liable to the Partnership or to any Partner for its good faith actions, or failure to act, or for any errors of judgment, or for any act or omission believed in good faith to be within the scope of authority conferred by this Agreement, but only for its own willful misconduct in the performance of its obligations under this Agreement. Actions or omissions taken in reliance upon the advice of legal counsel as being within the scope of authority conferred by this Agreement shall be conclusive evidence of such good faith; however, good faith may be determined without obtaining such advice. The Partnership does hereby indemnify and hold harmless the General Partner, its Affiliates and their agents, officers, employees, partners and directors against and from any and all losses, claims, damages, liabilities, expenses (including legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which the indemnified person may be involved, or threatened to be involved, as a party or otherwise by reason of its status as the General Partner or an Affiliate thereof, a director, officer, partner, employee or agent of the General Partner or an Affiliate thereof, or a person serving at the request of the Partnership in another entity in a similar capacity, which relates to or arises out of the Partnership, its property, business or affairs, regardless of whether the indemnified person continues to be the General Partner or an Affiliate thereof or their director, officer, partner, employee or agent at the time any such liability or expense is paid or incurred, if the indemnified person acted in good faith and in a manner it believed to be in the best interest of the Partnership, and the indemnified person’s conduct did not constitute gross negligence or willful misconduct, provided that in no event shall any Limited Partner be required to make an additional capital contribution to carry out this indemnification provision. An Affiliate of any person (“Affiliate”) means (i) any person directly or indirectly owning, controlling or holding the power to vote ten percent or more of the outstanding voting securities of the specified person; (ii) any person ten percent or more of whose outstanding voting securities is directly or indirectly owned, controlled or held with power to vote by the specified person; (iii) any person directly or indirectly controlling, controlled by, or under control with a specified person; (iv) any officer, director or partner of the specified person; and (v) any person of which the specified person is an officer, director or partner.

3.6      Reliance of Third Parties on Authority of General Partner.  No financial institution or any other person, firm or corporation dealing with any General Partner shall be required to ascertain whether such General Partner is acting in accordance with this Agreement, but such financial institution or such other person, firm or corporation shall be protected in relying solely upon the acts and assurances of and the execution of any instruments by such General Partner.

3.7      Tax Elections; Tax Matters Partner.  The General Partner shall have the exclusive right to make and determine, in its sole discretion, all options and elections with respect to the Internal Revenue Code of 1986, as amended from time to time (the “Code”) and Treasury Regulations (“Treasury Regulations” or “Treas. Reg.”) issued thereunder. As an example of, but not in limitation of, the general authority conferred by the preceding sentence, the General Partner shall determine whether and when to make or revoke the election under Code Section 754. The General Partner shall be the “tax matters partner” (as defined in Code Section 6231) and is authorized and required to represent the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by tax authorities, and to expend Partnership funds for professional services and costs associated therewith. The tax matters partner shall provide all notices and perform all acts required of a tax matters partner under Subchapter C of Chapter 63 of the Code. The General Partner is authorized to take any action that it determines to be necessary to comply with the requirements of Code Sections 1441, 1442, 1445 or 1446 with respect to withholding certain amounts with respect to payments or distributions to a Limited Partner who is not a U.S. person (as defined in Code Section 7701) or withholding of certain amounts with respect to the sale of a “United States real property interest” (as defined in Code Section 897). Notwithstanding the above, the General Partner shall not have the authority to agree on behalf of any Limited Partner to an extension of time for assessment under Code Sections 6501(c)(4) or 6229(b)(1)(B).

3.8      General Partner May Compete.  The Partners hereby acknowledge that the General Partner may from time to time engage in business enterprises similar to the business of the Partnership and competitive with the business of the

Partnership without restriction and with no obligation to account to the Partnership or to the Partners for such activities. The General Partner is not obligated to offer business opportunities to the Partnership, except for those directly related to the Property.

3.9      Compensation of General Partner or Affiliate; Reimbursement of Expenses.  The General Partner, acting on behalf of the Partnership, may pay a management fee or other compensation to itself or its Affiliate, for services rendered in managing the Partnership and conducting the business of the Partnership. The amount of any such management fees or other compensation shall be such amounts as are deemed reasonable by the General Partner, in its sole discretion, provided that the total amount of management fees and other compensation paid to the General Partner and its Affiliates in any one calendar year shall not exceed $            . [If left blank, there is no upper limit.] All expenses of the General Partner and its Affiliates incurred in connection with managing the Partnership and conducting the business of the Partnership shall be reimbursed by the Partnership, or, if billed directly to the Partnership, shall be paid by it.

ARTICLE IV

LIMITED PARTNERS;

RIGHTS OF AND LIMITATIONS ON LIMITED PARTNERS

4.1      Limited Partners.  The Limited Partners (“Limited Partner”) of the Partnership shall be those Partners identified as such on Schedule A, as such Schedule shall be amended from time to time. A General Partner may also be a Limited Partner. The names and addresses of the Limited Partners, the amount of their contribution to the capital of the Partnership, the number of Units credited to each Limited Partner and their Percentages of Partnership Interest are set forth in Schedule A.

4.2      Additional Limited Partners.  The General Partner may admit additional Limited Partners to the Partnership as provided in this Agreement. The transferee of the interest in the Partnership of an existing Limited Partner shall not become a Limited Partner until admitted as a substituted Limited Partner pursuant to section 7.5.

4.3      Limited Partners May Compete.  Limited Partners shall not in any way be prohibited from or restricted in engaging or owning an interest in any other business venture of any nature, including any venture which might be competitive with the business of the Partnership, and the Partnership may engage Limited Partners or persons or firms associated with them for specific purposes and may otherwise deal with such Limited Partners, on terms and for compensation to be agreed upon by any such Limited Partner and the Partnership; provided, however, that Limited Partners shall not be entitled to participate in the control of the business of the Partnership.

4.4      Limitations on Limited Partners.  No Limited Partner shall have the right:

(a) To take part in the control of the Partnership business or to sign for or to bind the Partnership, such power being vested in the General Partner;

(b) To have his capital contribution repaid except to the extent provided in this Agreement;

(c) To require partition of Partnership property or to compel any sale or appraisement of Partnership assets or sale of a deceased Partner’s interest therein; or

(d) To sell or assign his interest in the Partnership or to constitute the vendee or assignee thereunder a substituted Limited Partner, except as provided in Article VII hereof.

4.5      Actions Requiring Approval of Limited Partners.  The General Partner shall not take the following actions on behalf of the Partnership unless such actions are approved by a vote of the specified number of the Limited Partners:

(a)      The following actions require the approval of the Limited Partners owning 100 percent of the total Units allocated to all the Limited Partners:

(i)	sell, transfer, exchange or otherwise dispose of all or substantially all of the Partnership’s properties; and

(ii)	change the primary character of the business of the Partnership.

(b)      The following actions require the approval of the Limited Partners owning at least 66-2/3 percent of the total Units allocated to all the Limited Partners:

(i)	[If not completed, this subsection is not operative.]

ARTICLE V

PARTNERSHIP CAPITAL; ADVANCES BY PARTNERS

5.1      Capital Contributions.  Upon execution of this Agreement, the Partners have contributed to the capital of the Partnership the money or property listed in Schedule A. If property has been contributed (i) the amount of the contribution indicated on Schedule A shall be the fair market value of such property as agreed by the Partners, and (ii) the property shall be described in a footnote or supplement to Schedule A. All capital contributions of the Partners shall be credited to the Partners’ Capital Accounts maintained by the Partnership in accordance with section 6.3. The Partners shall have no obligation to make additional capital contributions to the Partnership. No interest shall be paid on capital contributions.

5.2      Additional Capital.  If at any time or times the General Partner determines that additional capital is required to preserve and maintain the business of the Partnership, the Partners shall have the opportunity but not the obligation to provide such additional capital in proportion to their Percentages of Partnership Interest. The General Partner shall advise the Partners of the need for additional capital by written notice with a statement of the reasons such additional capital is needed. If within thirty (30) days from the date such notice is given each of the Partners has not delivered his written response to the General Partner agreeing to provide his pro rata share of such additional capital as an additional contribution to the Partnership, the General Partner may proceed to obtain such additional capital, in whole or in part, by the sale of additional limited partnership interests in the Partnership, by secured or unsecured borrowings, by contributions to the Partnership by the General Partner or by any combination thereof. The effectiveness of any such alternate means of obtaining additional capital shall not be dependent upon approval of the Limited Partners, who shall be deemed to have waived all rights, if any, to any additional obligations or interest forming all or any part of such an effort by the General Partner. The Partners acknowledge that their Percentage of Partnership Interest may be altered in the event that one or more Partners do not contribute additional capital, or if additional persons not theretofore Limited Partners contribute capital to the Partnership.

5.3      No Return of Contributions; Loans.  Anything in this Agreement to the contrary notwithstanding, the General Partner shall not be personally liable for the return of the capital contribution of a Limited Partner, or any portion thereof, it being expressly understood that any such return shall be made solely from Partnership assets. A Partner shall not have the right to demand or receive property other than cash in return for his contribution, unless he so requests and the General Partner approves such request. If the General Partner or any Limited Partner shall advance any monies to the Partnership in excess of his contribution to the capital of the Partnership, the amount of any such advance shall not be deemed to be an additional capital contribution unless specifically so characterized, but instead shall be treated as a loan and shall bear interest at the minimum rate required to avoid the imputation of interest under Code Section 7872 (whether or not such Section applies to the loan) and shall be an obligation of the Partnership to such Partner payable in accordance with the other terms of such advance prior to payment of any cash distribution pursuant to Article VI and, in the case of liquidation, in accordance with the provisions of section 9.2.

ARTICLE VI

FISCAL YEAR; ACCOUNTING; ALLOCATION OF PROFITS AND

LOSSES; DISTRIBUTIONS

6.1      Fiscal Year.  The fiscal year of the Partnership shall be the calendar year.

6.2      Method of Accounting.  The Partnership books shall be kept in such manner and by using such method of accounting as the General Partner may determine, and the General Partner may change accounting methods whenever it believes a change to be in the best interest of the Partnership.

6.3      Maintenance of Capital Accounts.  A capital account (“Capital Account”) shall be maintained by the Partnership for each Partner in accordance with Treas. Reg. § 1.704-1(b)(2)(iv). The initial amount credited to the Capital Account of each Partner shall be the amount of such Partner’s initial contribution to the capital of the Partnership. The Capital Account of each Partner shall also be (i) credited with the amount of any additional contributions made by such Partner, (ii) credited with the amount of any Profits and any other items of income or gain allocated to such Partner, (iii) debited by the amount of any Losses and any other items of loss or deduction allocated to such Partner, and (iv) debited with the amount of all actual and deemed distributions made to such Partner. Any contribution or distribution of property in kind shall be credited or debited, respectively, in an amount equal to the Carrying Value of such property, net of liabilities secured by such property that the Partnership or a Partner, respectively, is considered to assume or take subject to under Code Section 752. Upon adjustment to the adjusted tax basis of Partnership property pursuant to Code Sections 732, 734 or 743, the Capital Accounts of the Partners shall be adjusted as provided in Treas. Reg. §1.704-l(b)(2)(iv)(m).

6.4      Allocation of Profits and Losses.

(a)      Profits shall be allocated to the Partners as follows:

(i)	first, to those Partners who have deficit balances in their capital accounts, pro rata in proportion to such deficit balances, until such deficit balances have been eliminated and the balances in their capital accounts have been restored to zero; and

(ii)	thereafter, in accordance with the Partners’ Percentages of Partnership Interest. The term “Percentage of Partnership Interest” shall mean the percentage interest of any Partner in the

Partnership determined by dividing the number of Units held by such Partner by all outstanding Units of Partnership interest. “Units” is a term used in this Agreement for purposes of making allocations and determining certain votes; the Units allocated to each Partner is indicated on Schedule A. Units shall not represent a Partner’s interest in the capital of the Partnership, which is determined solely by a Partner’s Capital Account.

(b)      Losses shall be allocated to the Partners in accordance with their Percentage of Partnership Interest.

(c)      The special allocations set forth in section 12.2 shall be made prior to the allocations under this section.

(d)      “Profits” and “Losses” shall mean an amount equal to the Partnership’s taxable income or loss, respectively, for any period from all sources, determined in accordance with Code Section 703(a), adjusted in the following manner: (i) the income of the Partnership that is exempt from federal income tax or not otherwise taken into account in computing Profits and Losses pursuant to this definition shall be added to such taxable income or loss; (ii) any expenditures of the Partnership described in Code Section 705(a)(2)(B) or treated as described in such Section pursuant to Treas. Reg. § 1.704-1 (b) (2) (iv)(i) or not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be subtracted from such taxable income or loss; (iii) in the event the Carrying Value of any Partnership asset is adjusted pursuant to section 12.2(c)(ii), (iii) or (iv) hereof, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits and Losses; (iv) gain or loss resulting from the disposition of an asset shall be computed by reference to the Carrying Value of such asset; (v) a deduction for Depreciation shall be taken in lieu of a deduction for depreciation, amortization or cost recovery; (vi) to the extent an adjustment under Code Section 734(b) is required by Treas. Reg. §1.704-l(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Partner’s interest, the amount of such item shall be treated as an item of gain or loss from the disposition of the asset and shall be taken into account for purposes of computing Profits or Losses; and (vii) any items that are specially allocated pursuant to section 12.2 shall not be taken into account in computing Profits and Losses. “Depreciation” shall mean, for each fiscal year, an amount equal to the depreciation, amortization or cost recovery deduction allowable for federal income tax purposes for such fiscal year, unless the Carrying Value for an asset differs from the adjusted basis of such asset for federal income tax purposes, in which case Depreciation shall mean an amount that bears the same ratio to the beginning Carrying Value as the depreciation, amortization or cost recovery deduction bears to the beginning adjusted tax basis, provided, however that if the adjusted basis of an asset is zero at the beginning of a fiscal year, Depreciation shall be determined by the General Partner by using any reasonable method.

6.5      Distribution of Net Cash Flow.  Except in connection with the liquidation of the Partnership, in which case all distributions shall be made in accordance with Article IX, distributions of Net Cash Flow shall be made to the Partners no less often than annually in accordance with the Partners’ Percentage of Partnership Interest. Distributions may be made more frequently in the sole discretion of the General Partner.

6.6      Definition of Net Cash Flow.  “Net Cash Flow” of the Partnership shall be computed by deducting from the gross amounts received by the Partnership from all sources: (i) all operating expenses of the business, including management fees (if any), taxes, and insurance premiums, but excluding depreciation and amortization allowances, (ii) interest and principal payments on indebtedness of the Partnership (including advances by Partners in accordance with section 5.3), (iii) proceeds from borrowing or proceeds from the sale, exchange or other disposition of Partnership assets, (iv) additions to reserves, (v) all cash expenditures for fixed asset additions, improvements and replacements, (vi) capital contributions, and (vii) any other amounts that the General Partner determines, in its sole discretion, shall be retained for investment in the Partnership business.

6.7      Liability of Limited Partner for Return of Distribution.  Each Limited Partner understands that if the General Partner distributes to him cash or other property in violation of § 1782.37(A) of the Act, he may be liable to the Partnership for three years for the return of such amount pursuant to §1782.37(B) of the Act.

ARTICLE VII

TRANSFER OF PARTNERSHIP INTERESTS

7.1      No Transfer of Partnership Interest.  Except as specifically provided in this Agreement, no Partner may sell, assign, or in any manner transfer all or any part of his Partnership interest.

7.2      Compliance with Securities Act of 1933.  No Limited Partner’s interest in the Partnership has been registered under the Securities Act of 1933 in reliance upon the exemption provided in Section 4(2) of such act. Notwithstanding any other provisions in this Agreement, no Partnership interest of a Limited Partner may be offered for sale, sold, transferred or otherwise disposed of unless, at the expense of the transferring Partner, the Partnership has received an opinion of counsel for the Partnership or counsel acceptable to its counsel, to the effect that such transfer is exempt from registration under the Securities Act of 1933 and is in compliance with all applicable federal and state securities laws and regulations. The General Partner may, in its sole discretion, waive the requirements of this section with respect to the transfer of any interest, but any such waiver shall not constitute a waiver of any subsequent transfer of such interest or the transfer of any other interest.

7.3      Sale of Interest to Other Partners.  Any Partner may sell, assign or otherwise transfer all or any part of his Partnership interest to another Partner, at such price and on such other terms as the parties may agree.

7.4      Transfer Permitted If General Partner Approves.  A Limited Partner may transfer his Partnership interest to any person with the approval of the General Partner, which approval may be arbitrarily withheld. Such approval of the transfer of any interest by the General Partner shall not constitute approval of any subsequent transfer of such interest or the transfer of any other interest. A General Partner may transfer its Partnership interest upon the approval of Limited Partners holding a majority of the Units held by all Limited Partners.

7.5      Admission of Transferee as Substituted Limited Partners.  An assignee of a Limited Partner’s Partnership interest shall not become a substituted Limited Partner unless and until the General Partner consents in writing to such substitution, which consent may be arbitrarily withheld. If the General Partner does not consent to the substitution of an assignee of a Limited Partner’s Partnership interest, the transferor Limited Partner shall not retain any rights of a limited partner under the Act. An assignee of a Limited Partner’s Partnership interest who is not admitted as a substituted Limited Partner under this section shall not be entitled to: (i) require any accounting of the Partnership’s transactions; (ii) inspect the Partnership’s books and records; (iii) require any information from the Partnership; or (iv) exercise any privilege or right of a Limited Partner which is not specifically granted to a non-substituted transferee of a limited partnership interest under the Act.

7.6      Allocations and Distributions with Respect to Transferred Partnership Interests.  If any transfer of an interest in the Partnership permitted by this Agreement occurs during a fiscal year (whether or not the assignee is admitted as a substituted Limited Partner), then all allocations of Profits and Losses attributable to the transferred Partnership interest for such year shall be divided and allocated between the transferor and the transferee by taking into account their varying interests during such fiscal period, using any convention or method of allocation selected by the General Partner which is then permitted under Code Section 706 and the regulations promulgated thereunder. All distributions of Net Cash Flow made prior to the effective date of any such transfer shall be made to the transferor and any such distributions made after the effective date of such transfer shall be made to the transferee.

7.7      Withdrawal of Limited Partner.  A Limited Partner may not withdraw from the Partnership, except with the approval of the General Partner, which consent may be arbitrarily withheld.

ARTICLE VIII

WITHDRAWAL, DEATH, INCOMPETENCY OR DISSOLUTION

OF A GENERAL PARTNER

8.1      Withdrawal of General Partner.  Any General Partner may withdraw from the Partnership upon giving at least ninety (90) but not more than one hundred eighty (180) days’ notice in writing of its intention to do so to all the other Partners. Such notice shall be effective to cause the dissolution of the Partnership on the date of withdrawal specified therein unless the remaining General Partners or, if none, the Limited Partners pursuant to section 8.3, elect prior to that date to continue the Partnership. In the event the Partners elect to continue the Partnership after the withdrawal of a General Partner, the interest of such withdrawn General Partner shall be converted to that of a limited partner with the same percentage interest as it held as a General Partner, except as such interest may be diluted pursuant to section 8.3.

8.2      Death, Bankruptcy, Liquidation, Etc. of a General Partner.  On the death, bankruptcy, liquidation, dissolution, adjudication of insanity or. incompetency, or other cessation of existence of a General Partner, the Partnership shall be dissolved unless within ninety (90) days after the date of any such event the remaining General Partners or, if none, the Limited Partners pursuant to section 8.3, elect to continue the Partnership. In the event the Partners elect to continue the Partnership following any event described in this section, the interest of the General Partner subject to such event shall be converted to that of a limited partner with the same percentage interest as it held as a General Partner, except as such interest may be diluted pursuant to section 8.3.

8.3      Continuation of Partnership by Limited Partners; Designation of New General Partner.  In the event that the withdrawal, death, bankruptcy, liquidation, dissolution, adjudication of insanity or incompetency or other cessation of existence of a General Partner results in there being no remaining General Partner, the remaining Limited Partners may, by a unanimous vote, within ninety (90) days after the date of any such event, elect to continue the Partnership and designate a General Partner or General Partners who or which consent to and accept designation as such. If the person designated as a new General Partner is also a Limited Partner, then one of the Units held by such Limited Partner shall be deemed to be a Unit of general partnership interest. If the new General Partner is not a Limited Partner, then such new General Partner shall receive Units of Partnership interest in exchange for such capital contribution as the Limited Partners may designate, and the interests of all other Partners in the Partnership shall be proportionately reduced.

8.4      Continuation of Partnership by General Partners.  Any election by the General Partners to continue the Partnership may be made only by all the remaining General Partners, or a sole General Partner, as the case may be, exclusive of a withdrawing General Partner or a General Partner subject to any event listed in section 8.2. In the event of any election to continue the Partnership that requires amendment of the Agreement, the subsequent agreement shall be as similar in form and substance to this Agreement as possible and the new or successor partnership shall employ the assets and name of this Partnership.

8.5      Death or Bankruptcy of Limited Partner.  Upon the death or bankruptcy of an individual Limited Partner or the bankruptcy, dissolution or other cessation to exist as a legal entity of a Limited Partner not an individual, and after such time as the Partnership shall have received written notice thereof, the authorized representative of such individual or entity shall have all of the rights of a Limited Partner for the purposes of effecting the orderly winding up and disposition of the affairs of such individual or entity.

ARTICLE IX

TERMINATION, DISSOLUTION AND LIQUIDATION OF THE

PARTNERSHIP

9.1      Events of Dissolution.  Upon the expiration of the term of the Partnership set forth in section 1.2, any event described herein which causes dissolution and the failure of the General Partner or the Limited Partners, as the case may be, to elect to continue the Partnership, or upon the determination by the General Partner that in its sole discretion it is no longer profitable, feasible or advantageous to operate the business of the Partnership, the Partnership shall be dissolved and liquidated in accordance with the provisions of this Article.

9.2      Liquidation.

(a)      Upon the dissolution of the Partnership, the then General Partner, or, if there be none, the Liquidating Trustee appointed pursuant to section 9.3, shall proceed with the liquidation of the Partnership, and the liquidation proceeds shall be applied in the following order:

(i)	To creditors in order of priority as provided by law, except for any indebtedness owing to any Partner.

(ii)	To the establishment of any reserves that may be deemed by the General Partner or other persons having control of the liquidation proceedings to be reasonably necessary for any contingent or unforeseen liabilities or obligations of the Partnership;

(iii)	To the Partners in satisfaction of any indebtedness owing to them; and

(iv)	To the Partners in accordance with their positive capital account balances.

(b)      Upon liquidation of the Partnership, each General Partner shall contribute to the Partnership cash equal to the lesser of (i) any deficit balance in its capital account at that time, or (ii) that General Partner’s pro rata share (based on the amount of each General Partner’s deficit capital account balance) of 1.01 percent of the excess of the aggregate capital contributions made by the Limited Partners over any capital contributions previously made by the General Partner. No Limited Partner shall be required to contribute any amount to the Partnership solely because of a deficit balance in his capital account and any such deficit balance shall not for any purpose be considered an asset of the Partnership.

(c)      For purposes of the liquidation of the Partnership assets, the discharge of its liabilities and the distributions of the remaining funds among the Partners as above described, the General Partner or Liquidating Trustee shall have the authority on behalf of the Partnership to sell, convey, exchange or otherwise transfer the assets of the Partnership for such consideration and upon such terms and conditions as it deems appropriate. The General Partner or the Liquidating Trustee, in its sole discretion, may make distributions in kind to Limited Partners. The General Partner shall have the authority to purchase any Partnership assets at the appraised fair market value. A reasonable time shall be allowed for the orderly liquidation of the assets of the Partnership and the discharge of liabilities of the Partnership to creditors to enable the Partnership to minimize normal losses during a liquidation period. Any return of all or any portion of the contributions made by a Partner to the capital of the Partnership shall be made solely from Partnership assets, and the General Partner shall not be personally liable for any such return, except to the extent provided in the preceding subsection.

9.3      Election of Liquidating Trustee.  In the event there is no General Partner at the time of dissolution, the Limited Partners shall elect, by a vote of majority in interest of all Limited Partnership Units, one of their members or any other person, firm or corporation of their choice to act as liquidating trustee (“Liquidating Trustee”) in the liquidation of the partnership business in accordance with the provisions of this Article.

9.4      Statements.  Each of the Partners shall be furnished with a statement prepared by the Partnership’s accountants, which shall set forth the assets and liabilities of the Partnership as of the date of complete liquidation. When the then General Partner, or if there be none, the Liquidating Trustee, have complied with the distribution plan set forth in this Article, the General Partner or the Liquidating Trustee, as the case may be, shall execute and cause to be filed a Certificate of Cancellation of the Partnership.

ARTICLE X

AMENDMENT OF THE AGREEMENT

10.1      Amendments by General Partner.  This Agreement may be amended by the General Partner without the approval of any Limited Partner provided that such amendment is:

(a)      Solely for the purpose of clarification and does not change the substance hereof;

(b)      For the purpose of substituting or deleting a Limited Partner or admitting an additional Limited Partner in accordance with the provisions of this Agreement, or deleting a General Partner in accordance with sections 8.1 or 8.2 hereof;

(c)      For the purpose of reflecting a change in the amount or character of the contribution of any Limited Partner;

(d)      Otherwise in implementation of the terms of this Agreement;

or

(e)      In the opinion of counsel for the Partnership, necessary or appropriate to satisfy current requirements of the Code with respect to partnerships or any federal or state securities laws or regulations.

Any amendment made pursuant to subsection (a), (d) or (e) may be made effective as of the date of this Agreement. All Partners shall be notified as to the substance of any amendment to this Agreement and upon request shall be furnished a copy thereof.

10.2      Other Amendments.  All other amendments to this Agreement shall require the approval of the General Partner and the approval of Limited Partners holding a majority of the Units allocated to all Limited Partners.

ARTICLE XI

POWER OF ATTORNEY

11.1      Appointment of General Partner as Attorney.  In order to facilitate amendments of this Agreement which require the signatures of each Limited Partner or a specified Limited Partner and a proposed additional or substituted Limited

Partner and the preparation and signing of other documentation in connection with the Partnership, each Limited Partner by his or her signature hereto irrevocably makes, constitutes and appoints the General Partner, each person who shall hereafter become a General Partner, and each of them, his true and lawful attorney in his name, place and stead with the power from time to time to make, execute, swear to, acknowledge, verify, deliver, file, record and publish:

(a)      All certificates or other instruments which may be required to be filed by the Partnership under the laws of the State of Ohio or of any other state or jurisdiction in which the Partnership shall transact business or in which the General Partner shall deem it advisable to file;

(b)      All documents, certificates or other instruments, including, without limiting the generality of the foregoing, any and all amendments and modifications of this Agreement or of the instruments described in section

10.1 which may be required or deemed desirable by the General Partner to effectuate the provisions of any part of this Agreement and by way of extension and not in limitation to do all such other things as shall be necessary to continue the Partnership under the laws of the State of Ohio and of any state or jurisdiction in which it shall do business;

(c)      All documents, certificates or other instruments deemed desirable by the General Partner or required in connection with amendments to this Agreement which the General Partner may make without the approval of any Limited Partner pursuant to section 10.1; and

(d)      All documents, certificates or other instruments which may be required to effectuate the dissolution and termination of the Partnership or the organization of any new limited partnership occurring by the withdrawal, death, bankruptcy, liquidation, dissolution, adjudication of insanity or incompetency or other cessation of existence of the General Partner as hereinbefore provided.

11.2      Power of Attorney Irrevocable.  It is expressly intended by each Limited Partner that the foregoing power of attorney is a special power of attorney coupled with an interest in favor of the General Partner, and as such shall be irrevocable and shall survive the death, incompetence or adjudication of insanity (and, in the case of a Limited Partner that is not a natural person, the merger, dissolution or other termination of existence) of a Limited Partner.

11.3      Survival of Power of Attorney on Transfer.  The foregoing power of attorney shall survive the delivery of an assignment by any Limited Partner of the whole or any portion of his Partnership interest, except that where an assignee of such Partnership interest has been approved by the General Partner as a substituted Limited Partner, then the foregoing power of attorney of the assignor Limited Partner shall survive the delivery of such assignment for the sole purpose of enabling the General Partner to execute, swear to, acknowledge and file any and all instruments necessary to effectuate such substitution. The power of attorney may be exercised by facsimile signature of the General Partner or by listing all of the Limited Partners executing, swearing to or acknowledging any instrument with a single signature of the General Partner, acting as attorney-in-fact for all of them.

ARTICLE XII

DEFINITIONS, TAX PROVISIONS

12.1      Definitions.  The capitalized terms used in this Agreement shall have the meanings as defined in the provision referenced below, where such term appears in boldface print. Defined terms used in only one section of this Agreement may not be listed below.

(a)      “Act” is defined in the preamble.

(b)      “Adjusted Capital Account Balance” is defined in section 12.2(a)(ii).

(c)      “Affiliate” is defined in section 3.5.

(d)      “Agreement” is defined in the preamble.

(e)      “Certificate” is defined in section 1.2.

(f)      “Capital Account” is defined in section 6.3.

(g)      “Carrying Value” is defined in section 12.2(c)(i).

(h)      “Code” is defined in section 37.

(i)      “General Partner” is defined in section 3.1.

(j)      “Liquidating Trustee” is defined in section 9.3.

(k)      “Limited Partner” is defined in section 4.1.

(l)      “Losses” is defined in section 6.4(d).

(m)      “Managing General Partner” is defined in section 3.1.

(n)      “Minimum Gain” is defined in section 12.2(a)(i)(A).

(o)      “Net Cash Flow” is defined in section 6.6.

(p)      “Office” is defined in section 1.3.

(q)      “Partners” is defined in the preamble.

(r)      “Partnership” is defined in section 1.1.

(s)      “Percentage of Partnership Interest” is defined in section 6.4(a)(ii).

(t)      “Profits” is defined in section 6.4(d).

(u)      “Property” or “Properties” is defined in section 2.1. If such term is not defined in that section, then its use as a defined term in this Agreement shall be disregarded.

(v)      “Treasury Regulations” and “Treas. Reg.” are defined in section 3.7.

(w)      “Units” is defined in section 6.4(a)(ii).

12.2      Tax Provisions.  The following provisions apply for all purposes of this Agreement.

(a)	Allocations Required by Treasury Regulations.

(i)      (A)    Subject to the exceptions set forth in Treas. Reg. § § 1.704-2(f) (2)–(5), if there is a net decrease in Minimum Gain during any fiscal year, each Partner shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Partner’s share of the net decrease in Minimum Gain, determined in accordance with Treas. Reg. §1.704-2(g)(2). “Minimum Gain” shall have the meaning set forth in Treas. Reg. §§1.704-2(b)(2) and 1.704-2(d). This paragraph is intended to comply with the minimum gain chargeback requirement in Treas. Reg. §§1.704-2(b)(2) and (f) and shall be interpreted consistently therewith.

(B)      Subject to the exceptions set forth in Treas. Reg. §1.704-2(i)(4), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any Partnership fiscal year, each Partner who has a share of the Partner Nonrecourse Debt Minimum Gain, determined in accordance with Treas. Reg. §1.704-2(i)(3), shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Partner’s share of the net decrease in Partner Nonrecourse Debt Minimum Gain, determined in accordance with Treas. Reg. §1.704-2(i)(5). This paragraph is intended to comply with the minimum gain chargeback requirement in Treas. Reg. §1.704-2(i)(4) and shall be interpreted consistently therewith. “Partner Nonrecourse Debt Minimum Gain” means an amount, with respect to each Partner Nonrecourse Debt, determined in accordance with Treas. Reg. §1.704-2(i). “Partner Nonrecourse Debt” shall have the meaning set forth in Treas. Reg. §1.704-2(b)(4).

(ii)      In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Treas. Reg. §1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate the deficits in its Adjusted Capital Account Balance created by such adjustments, allocations or distributions as quickly as possible. This paragraph is intended to constitute a “qualified income offset” within the meaning of Treas. Reg. §1.704-l(b)(2)(ii)(d), and shall be interpreted consistently therewith. “Adjusted Capital Account Balance” means the balance in the Capital Account of a Partner as of the end of the relevant fiscal year of the Partnership, after giving effect to the following: (a) credit to such Capital Account any amounts the Partner is obligated to restore, pursuant to the terms of this Agreement or otherwise, or is deemed obligated to restore pursuant to the penultimate sentences of Treas. Reg. §§1.704-2(g)(1) and 1.704-2(i)(5), and (b) debit to such capital account the items described in Treas. Reg. §§1.704-l(b)(2)(ii)(d)(4), (5) and (6).

(iii)      Nonrecourse Deductions for any fiscal year or other period shall be specially allocated to the Partners in accordance with their Percentage of Partnership Interest. “Nonrecourse Deductions” shall have the meaning set forth in Treas. Reg. §1.704-2(b)(1). The amount of Nonrecourse Deductions for a Partnership fiscal year equals the excess, if any, of the net increase, if any, in the amount of Minimum Gain during that fiscal year over the aggregate amount of any distributions during that fiscal year of proceeds of a Nonrecourse Liability that are allocable to an increase in Minimum Gain, determined according to the provisions of Treas. Reg. §1.704-2(c). “Nonrecourse Liability” shall have the meaning set forth in Treas. Reg. §1.704-2(b)(3).

(iv)      Partner Nonrecourse Deductions for any fiscal year or other period shall be specially allocated to the Partner who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treas. Reg. §1.704-2(i). “Partner Nonrecourse Deductions” shall have the meaning set forth in Treas. Reg. §1.704-2(i)(2). For any Partnership taxable year, the amount of Partner Nonrecourse Deductions with respect to a Partner Nonrecourse Debt equals the net increase during the year, if any, in the amount of Partner Nonrecourse Debt Minimum Gain reduced (but not below zero) by proceeds of the liability that are both attributable to the liability and allocable to an increase in the Partner Nonrecourse Debt Minimum Gain.

(v)      The allocations set forth in section 12.2(a) are intended to comply with certain requirements of Treasury Regulations promulgated under Code Section 704. Such allocations shall be taken into account in allocating other Profits, Losses, and items of income, gain, loss, and deduction to each Partner so that, to the extent possible, and to the extent permitted by Treasury Regulations, the net amount of such allocations of other Profits, Losses, and other items and such allocations to each Partner shall be equal to the net amount that would have been allocated to each Partner if such allocations had not been made.

(b)	Rules of Application.

(i)	Profits and Losses and other items of income, gain, loss and deduction shall be allocated to the Partners in accordance with the portion of the year during which the Partners have held their respective interests. All items of income, loss and deduction shall be considered to have been earned ratably over the period of the fiscal year of the Partnership, except that (A) gains and losses arising from the disposition of assets shall be taken into account as of the date thereof, and (B) with the consent of the General Partner and all affected parties, the preceding items may be allocated by using an “interim closing of the books” method.

(ii)	In the event the Partnership is entitled to a deduction for interest imputed under any provision of the Code on any loan or advance from a Partner (whether such interest is currently deducted, capitalized or amortized), such deduction shall be allocated solely to such Partner.

(iii)	To the extent any payments in the nature of fees paid to a Partner are finally determined to be distributions to a Partner for federal income tax purposes, there will be a gross income allocation to such Partner in the amount of such distribution.

(iv)

Losses shall not be allocated to any Partner to the extent that such allocation would result in a deficit in its Adjusted Capital Account Balance while any other Partner continues to have a positive Adjusted Capital Account Balance; in such event Losses shall first be allocated to Partners with positive Adjusted Capital Account Balances in proportion to such balances, until their positive Adjusted Capital Account Balances have been reduced to zero. To the extent that any Losses are allocated pursuant to this paragraph, Profits shall thereafter be allocated in reverse order of such allocations of Losses to the extent of such Losses.

(v)	The allocation of Profits and Losses to any Partner shall be deemed to be an allocation to that Partner of the same proportionate part of each separate item of taxable income, gain, loss, deduction or credit that comprises such Profits and Losses.

(c)	Rules Concerning Calculations of Profits and Losses and Code Section 704(c) Tax Allocations.

(i)	For purposes of computing Profits and Losses “Carrying Value” shall mean (a) with respect to contributed property, the agreed value of such property reduced (but not below zero) by Depreciation, (b) with respect to property the book value of which is adjusted pursuant to Treas. Reg. §§1.704-1(b)(2)(iv)(d), (e) or (f), the amount determined pursuant to sections 12.2(c)(iii) or (iv), and (c) with respect to any other property, the adjusted basis of such property for federal income tax purposes as of the time of determination.

(ii)	Upon the occurrence of any of the following events, the Carrying Value of Partnership property shall be adjusted to its fair market value, as determined by the General Partner:

(A)      The acquisition of an additional interest in the Partnership by any new or existing Partner in exchange for more than a de minimis capital contribution;

(B)      The distribution by the Partnership to a Partner of more than a de minimis amount of property or money in consideration for an interest in the Partnership; or

(C) The “liquidation” of the Partnership within the meaning of Treas. Reg. §1.704-l(b)(2)(ii)(g).

The revaluation of the Partnership property referred to in the immediately preceding sentence shall be made in accordance with Treas. Reg. §1.704-l(b)(2)(iv)(f).

(iii)      Upon an issuance of additional Partnership interests for cash or contributed property, the Carrying Value of all Partnership properties shall, immediately prior to issuance, be adjusted (consistent with the provisions hereof) upward or downward to reflect any unrealized gain or unrealized loss attributable to each Partnership property (as if such unrealized gain or unrealized loss had been recognized upon an actual sale of such property at the fair market value thereof immediately prior to such issuance, and had been allocated to the Partners, at such time, pursuant to section 6.4 of the Agreement). In determining such unrealized gain or unrealized loss attributable to the properties, the fair market value of Partnership properties shall be determined by the General Partner using such reasonable methods of valuation as it may adopt.

(iv)      Immediately prior to the distribution of any Partnership property in liquidation of the Partnership or any Partner’s interest in the Partnership, the Carrying Values of all Partnership properties shall be adjusted (consistent with the provisions hereof) upward or downward to reflect any unrealized gain or unrealized loss attributable to each Partnership property (as if such unrealized gain or unrealized loss had been recognized upon an actual sale of each such property, immediately prior to such distribution, and had been allocated to the Partners, at such time, pursuant to section 6.4 of the Agreement). In determining such unrealized gain or unrealized loss attributable to the properties, the fair market value of Partnership properties shall be determined by the General Partner using such reasonable methods of valuation as it may adopt.

(v)      In accordance with Code Section 704(c) and the regulations thereunder, income, gain, loss and deduction with respect to any contributed property shall, solely for tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its agreed value, pursuant to any method permitted by the regulations and chosen by the General Partner.

(vi)      In the event the Carrying Value of any Partnership asset is adjusted as described in paragraph (iii) or (iv) above, subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Carrying Value in the same manner as under Code Section 704(c) and the regulations thereunder.

(vii)      A transferee of a Partnership interest will succeed to the Capital Account relating to the Partnership interest transferred.

ARTICLE XIII

MISCELLANEOUS

13.1      Notices.  Any and all notices or other communications which may be sent to any Partner shall be sent to the address listed in Schedule A, unless the Partnership is notified in writing of any change of address. Notices or other communications shall be deemed to have been given only when hand delivered or deposited with the United States Post Office by registered or certified mail addressed as set forth above.

13.2      No Partition of Partnership Property.  Each of the Partners hereby irrevocably waives any and all rights, duties, obligations and benefits with respect to any action for partition of Partnership property or to compel any sale thereof. Further, all rights, duties, benefits and obligations, including inventory and appraisement of the Partnership assets or sale of a deceased Partner’s interest therein, provision for which is made in the Act, or on account of the operation of any other rule or law of any other jurisdiction to compel any sale or appraisement of Partnership assets or sale of a deceased Partner’s interest therein, are hereby waived and dispensed with and the interest in the Partnership of a deceased Partner shall be subject to the provisions of this Agreement.

13.3      Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio.

13.4      Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall constitute one agreement, notwithstanding that all of the parties are not signatories to the original or the same counterpart, or that signature pages from different counterparts are combined, and the signature of any party to any counterpart shall be deemed to be a signature to and may be appended to any other counterpart.

13.5      Gender; Captions.  Words of any gender used in this Agreement shall be held to include any other gender, and words of the singular number shall be held to include the plural (and vice-versa), when the sense requires. The captions to each Article and section are inserted only as a matter of convenience and for reference only and in no way define, limit or describe the scope or intent of this Agreement or in any way affect it.

13.6      Entire Agreement.  This Agreement contains the entire understanding between the parties and supersedes any prior understanding and agreements between them respecting the subject matter hereof. There are no representations, agreements, arrangements or understandings, oral or written, between and among the parties hereto relating to the subject matter of this Agreement which are not described herein.

13.7      Provisions Severable.  This Agreement is intended to be performed in accordance with and only to the extent permitted by, all applicable laws, ordinances, rules and regulations of the jurisdictions in which the Partnership does business. If any provision of this Agreement, or the application thereof to any person or circumstance, shall for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby, but rather shall be enforced to the greatest extent permitted by law.

13.8      Binding Agreement.  This Agreement shall be binding upon and shall inure to the benefit of all Partners and their respective legal representatives, heirs, permitted successors and permitted assigns.

[THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties have entered into this Agreement and have hereunto set their hands to multiple copies hereof to be effective as provided in section 1.2.

GENERAL PARTNER:

Magnum Management Corporation

By:

Name:

Title:

LIMITED PARTNER: Cedar Fair, L.P.

By:	Cedar Fair Management Company, Its Managing General Partner

By:

Name:

Title:

SCHEDULE A

BOECKLING, L.P.

Address of Principal Office of the Partnership			Name and Address of Agent of the Partnership for Service of Process

Name and Business Address of General Partner	Capital Contribution	Percentage of Partnership Interest	No. of Partnership Units
Magnum Management Corporation P.O. Box 5006 Sandusky, OH 44871- 5006	$261*	0.1%	1
Name and Address of Limited Partner(s)	Capital Contribution	Percentage of Partnership Interest	No. of Partnership Units
Cedar Fair, L.P. P.O. Box 5006 Sandusky, OH 44871- 5006	$260,750**	99.9%	999

*	Non-Interest bearing note.
**	Fair market value of land and building.

EXHIBIT A

Description of Property

The parcel of land and improvement thereon situated in the First Ward of the City of Sandusky, County of Erie, and State of Ohio, being all those parts and portions of Water Lots Number 61, 62, 63 and 64 in the Original Town Plat of said City; lying north of Railroad Street, but subject to all legal highways.